Exhibit 99.1

News
Merrill Lynch & Co., Inc.

World Headquarters
4 World Financial Center
New York, New York 10080

Release date: December 5, 2008

For information contact:
Media Relations:
Jessica Oppenheim (212) 449-2107
Jessica_Oppenheim@ml.com
Investor Relations:

Grace Yoon (866) 607-1234
Investor_Relations@ml.com
MERRILL LYNCH STOCKHOLDERS APPROVE TRANSACTION
WITH BANK OF AMERICA
     NEW YORK, December 5, 2008 — Merrill Lynch & Co., Inc. (NYSE: MER) announced that Bank of America’s acquisition of Merrill Lynch was approved today at its special stockholders meeting along with two other related proposals. Under the terms of the transaction, which was announced on September 15, 2008, Merrill Lynch stockholders will receive 0.8595 of a share of Bank of America common stock for each share of Merrill Lynch common stock held immediately prior to the merger and Merrill Lynch & Co., Inc. will become a wholly-owned subsidiary of Bank of America Corporation. The acquisition is expected to close by the end of the year, pending the receipt of regulatory approvals and the satisfaction of other customary closing conditions.
     “By approving this transaction, Merrill Lynch stockholders expressed confidence that the combination of our firm and Bank of America will create one of the most powerful financial institutions in the world, with unmatched capabilities and service,” said, John Thain, chairman and CEO of Merrill Lynch. “This combination will create great value for our stockholders and clients around the world.”
-MORE-

Information about Merrill Lynch
Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies with offices in 40 countries and territories and total client assets of approximately $1.5 trillion at September 26, 2008. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies with more than $1.3 trillion in assets under management at September 30, 2008. For more information on Merrill Lynch, please visit www.ml.com.
# # #